FOR IMMEDIATE RELEASE
Telephone: 609-561-9000
Investor Relations Contact: Marissa Travaline x4227 e-mail: mtravaline@sjindustries.com
Media Contact: Joanne Brigandi x 4240 e-mail: jbrigandi@sjindustries.com
November 12, 2013

SJI Reports Third Quarter Results

Folsom, NJ - South Jersey Industries (NYSE: SJI) today announced a GAAP loss from continuing operations of $1.2 million for the third quarter of 2013, or a loss of $0.04 per share, as compared with income of $2.2 million, or $0.07 per share, for the third quarter of 2012. For the first nine months of 2013, GAAP income from continuing operations was $43.0 million, or $1.35 per share, as compared with $67.2 million, or $2.20 per share, in the first nine months of 2012. GAAP results for the first nine months of 2013 were heavily impacted by unrealized mark-to-market losses on derivatives.

On an Economic Earnings basis, for the third quarter 2013, there is a loss from continuing operations of $1.1 million, or a loss of $0.04 per share, as compared with income of $4.1 million, or $0.13 per share, for the same period last year. For the first nine months of 2013, income from continuing operations on an Economic Earnings basis was $57.2 million, or $1.79 per share, as compared with $62.7 million, or $2.05 per share in the first nine months of 2012. The difference between Economic Earnings and GAAP income from continuing operations is primarily related to unrealized mark-to-market losses on derivatives.

Due to the impact on our wholesale commodity business of Marcellus pipeline capacity constraints and low volatility in gas prices that significantly eroded trading margins, SJI anticipates that full year earnings results are likely to be at the low end of the range of our previously issued guidance. Continuing contributions from utility and non-utility customer growth, retail energy project development and operation, and cumulative utility infrastructure investment recovery are expected to have the greatest earnings impacts on SJI’s long-term performance.

“While our third quarter results reflect the challenges our non-utility wholesale commodity business has encountered in the Marcellus, the current and anticipated utility growth at the core of our business, coupled with continued success in our energy production business, will propel SJI to its long-term earnings targets,” said Edward J. Graham, chairman, president, and CEO of SJI. “We remain confident in our ability to capitalize on the upside potential that the future holds for our business lines because of the foundation we have built to support long-term earnings growth.”

A reconciliation of SJI’s Economic Earnings to net income for the three- and nine- month periods ended September 30, 2013 and 2012 is detailed below. The non-GAAP measure, Economic Earnings, makes adjustments to income from continuing operations. Please refer to the Explanation and Reconciliation of Non-GAAP Financial Measures at the end of this release for more information.

	Three Months Ended September 30		Nine Months Ended September 30
	In thousands except per share data

	2013	2012	2013	2012

(Loss)/Income from Continuing Operations	$(1,221)	$2,164	$43,032	$67,207
(Minus)/Plus:
Unrealized Mark-to-Market Losses/ (Gains) on Derivatives	147	2,004	13,455	(4,460)
Realized (Gains)/Losses on Inventory Injection Hedges	(18)	(110)	(13)	(34)
Net (Gains)/Losses from Affiliated Companies, Not Part of On-going Operations (A)	(23)	—	782	—
Other (B)	(25)	—	(75)	—
Economic Earnings	$(1,140)	$4,058	$57,181	$62,713

Earnings Per Share from Continuing Operations	$(0.04)	$0.07	$1.35	$2.20
(Minus)/Plus:
Unrealized Mark-to-Market Losses/(Gains) on Derivatives	—	0.06	0.42	(0.15)
Net (Gains)/Losses from Affiliated Companies, Not Part of On-going Operations (A)	—	—	0.02	—
Economic Earnings Per Share	$(0.04)	$0.13	$1.79	$2.05

(A) Resulting from the termination of the contract at LVE Energy Partners, LLC to design, build, own and operate a district energy system and central energy center for a planned resort in Las Vegas, Nevada.

(B) Represents additional depreciation expense within Economic Earnings on a solar generating facility. During 2012 an impairment charge was recorded within Income from Continuing Operations on a solar generating facility which reduced its depreciable basis and recurring depreciation expense. This impairment charge was excluded from Economic Earnings and therefore the related reduction in depreciation expense is being added back.

UTILITY BUSINESS PERFORMANCE

South Jersey Gas’ net income for the third quarter of 2013 was $0.9 million as compared with $0.5 million for the third quarter of 2012. Net income for the first nine months of 2013 was $40.3 million as compared with $38.8 million for the same period last year. There is no difference between SJG’s GAAP net income and Economic Earnings. The increase in income contribution from SJG for the quarter and year to date reflects earnings from investments made under its accelerated infrastructure programs.

Regulatory Update:
Cumulative investments from all of SJG’s accelerated infrastructure programs positively impacted third quarter earnings by $0.5 million more in 2013 as compared with the third quarter in 2012. A previously noted regulatory delay in the roll-in to base rates of some infrastructure investments from earlier programs, which had negatively impacted the first quarter earnings, has been completely reversed. On an annualized basis, the spending from all of our accelerated infrastructure investment programs is expected to produce incremental net income of $2.3 million for 2013.

For the nine months ended September 2013, SJG invested approximately $30.0 million on accelerated infrastructure replacement projects under our current infrastructure program, the AIRP, and we remain on track to invest an estimated $5.2 million more by year’s end.

In the year since Super Storm Sandy hit New Jersey, we have continued to focus on opportunities to reinforce energy infrastructure to increase reliability and safety. On September 3, South Jersey Gas filed a petition with the NJBPU seeking approval to invest $280 million over seven years to enhance system resiliency. Specifically, the filing included a targeted proposal to upgrade the company’s lower operating pressure distribution systems along the barrier islands. The low pressure systems would be replaced with high pressure systems that are much less susceptible to water and sand intrusion in the event of significant flooding. SJG has proposed investing $40 million per year to perform this work and earning a return of and on the investments as they are made.

Interest also continues around using abundant supplies of low-cost natural gas to reinforce electric reliability through additional generating capacity in southern NJ, as in the case of the B.L. England Generating Station. SJG is currently before the Pinelands Commission seeking final approval to construct a 22-mile pipeline along existing roads and utility right-of-ways that will serve B.L. England, and provide important gas system reliability improvements in the southernmost portion of its service territory. B.L. England’s plan to begin using test gas in 2015 and commence operations in 2016.

Finally, SJG has notified the NJBPU of its intent to file a base rate case by the end of the year. This filing is supported by substantial investments made over the last three years in system and technology driven improvements.

Customer Growth:
South Jersey Gas increased its customer base by nearly 1.4 percent during the 12-month period ended September 30, 2013, adding 4,805 customers for a total of 359,273. Through October, the utility has already added over 4,100 of its targeted 5,500 conversion customers for 2013, and we expect to meet the targeted number by year end. In total, our projected net customer growth for 2013, including both conversion and new construction additions, will be worth approximately $1.7 million in incremental net margin on an annual basis. With costs of heating with natural gas averaging 60 to 70 percent less than costs of heating with oil, propane, or electric, we anticipate continuing strong conversion activity among the approximately 50,000 homes in our service territory that are on or near our existing gas mains and using a fuel other than natural gas.

CNG Update:
As interest grows in using natural gas to fuel vehicle fleets, SJG is implementing an aggressive plan to support the proliferation of this technology. In addition to the two existing compressed natural gas (CNG) fueling stations we have opened to the public in our service area, and the two additional planned stations, we continue seeking partnerships with private entities to build stations that can serve their fleets and, in some cases, the public. While we continue researching and implementing the best methods for advancing CNG as a transportation fuel, we are encouraged by the potential of serving the many public and private fleet vehicles that are based in or pass through southern New Jersey. Additionally, we are currently in discussions with two well known gas station chains in our area to add CNG fuel dispensers to some of their existing gasoline service stations. This opportunity presents another viable path for long term utility growth.

Each of the above initiatives represents the foundation for earnings growth in 2014 and beyond. While a rate case will boost earnings when settled, investing in infrastructure, growing customers by targeting those on and close to existing main, and supporting the proliferation of responsible, natural gas-fired generation remain our priorities.

NON-UTILITY BUSINESS PERFORMANCE

The non-utility loss from continuing operations on a GAAP basis was $2.2 million for the third quarter of 2013 compared with income of $1.6 million for the third quarter of 2012. For the first nine months of 2013, income from continuing operations on a GAAP basis was $2.8 million, compared with $28.4 million for the same period in 2012. GAAP results are affected by the impact of mark-to-market accounting rules on our commodity marketing activities. On an Economic Earnings basis, non-utility operations reflected a loss of $2.1 million for the third quarter of 2013, as compared with income of $3.5 million during the third quarter of 2012. For the first nine months of 2013, non-utility operations delivered Economic Earnings of $16.9 million versus $23.9 million during the same period last year.

We group our non-utility activities in two business units: Retail Energy and Wholesale Energy. Retail Energy is comprised of Marina Energy, South Jersey Energy and the remaining non-utility businesses that serve the end-user. Wholesale Energy is comprised primarily of South Jersey Resources Group, and includes our activities around the Marcellus Shale. Performance in these business segments was as follows:

RETAIL ENERGY:
Retail Energy reported income from continuing operations on a GAAP basis of $3.1 million for the third quarter of 2013 as compared with $4.1 million for the same period in 2012. For the first nine months of 2013, income from continuing operations on a GAAP basis was $22.0 million as compared with $26.5 million in 2012. On an Economic Earnings basis, this downstream business added $2.8 million in Economic Earnings to SJI’s bottom line in the third quarter of 2013, compared with $3.8 million in the prior-year period. Economic Earnings were $22.6 million for the first nine months of 2013 compared with $20.8 million for the same period in 2012.

Retail Energy Project Development:
Marina Energy added $2.9 million in income on a GAAP basis for the third quarter of 2013, including income from its joint venture, Energenic, versus $3.6 million for the third quarter of 2012. For the nine months ended September 30, 2013, this business added $20.6 million in GAAP earnings, as compared to $20.0 million for the nine months ending September 30, 2012. On an Economic Earnings basis, Marina added $2.7 million for the third quarter 2013, compared to $3.5 million in the same period last year. For the nine-month periods ending September 30, 2013 and September 30, 2012, income, on an Economic Earnings basis, was $20.4 million and $19.5 million, respectively.

Third quarter earnings were positively impacted by the continuing profitability of our on-site energy projects, up slightly over 2012 levels, contributing $2.1 million in the third quarter 2013 as compared to $2.0 million in 2012. For the first nine months of 2013, these projects contributed $5.6 million as compared to $5.0 million for the same period in 2012.

Solar contributed $2.0 million for the third quarter 2013, compared with $1.8 million in 2012. For the first nine months of 2013, solar added $18.0 million, compared to $15.7 million for the same period in 2012. This performance has been driven largely from ITC (investment tax credits).

Of the $23.6 million in year-to-date earnings from these two classes of retail energy projects, representing both the Marina and Energenic portfolios, $20.1 million was the result of ITC. Year to date, that ITC total is $2.8 million higher than in 2012 for the same period. While significant, the contributions to earnings from these ITCs remain just one part of our retail energy project growth strategy. The benefits of this tax incentive will only enhance the value of the strategically selected projects that we pursue for the value in the annuity-like stream of income their long-term contracts provide.

With one new solar project coming on-line in the third quarter, and 13 coming on-line by year end, we expect to see SREC (solar renewable energy credit) production increase from its current rate by about 10 percent as we grow to 88 MW of electric capacity installed by year end. Year to date, we have seen SREC production totaling roughly 42,300; the addition of more than a dozen solar projects to our portfolio is expected to significantly increase SREC production. Contracts hedging approximately 60% of this SREC production at current market rates through energy year 2014 have the company well positioned for a reliable stream of income, while also leaving some supply available to capitalize on an improving market, up from $95.00 in January to as high as $157.00 in early October. At the same time, as project development costs come down and SREC prices continue to edge upward, more recently constructed projects, as well as future projects, add greater value to our retail projects business.

Energenic’s $91 million Montclair State University project, which provides heating, cooling and power for the Montclair State campus, came on-line September 1. Coming in on budget and ahead of schedule, this 5.4 MW natural gas-fired generating station presents a highly successful model for public-private partnerships, which Energenic expects to be able to capitalize on going forward.

Landfills produced a $0.7 million loss for our retail energy business segment, as equipment malfunctions and the resulting downtime negatively impacted energy production, while also increasing expenses associated with maintenance. A depressed energy pricing market put additional downward pressure on revenues. We expect to see improved results in future quarters as malfunctions are corrected and efficiency improves.

The state continues to move “asset hardening” measures along both legislative and regulatory paths. These measures would incentivize the development of behind-the-fence generation, allowing end users to be independent of the electric grid. Enactment of these initiatives would also significantly increase on-site energy project development opportunities in state owned buildings, and we remain poised to support the design, development and construction of these projects. In the interim, we remain focused on the queue of retail energy projects pending in various stages of review, with the intent of capitalizing on the growing popularity of on-site generation projects and adding 1-2 of these projects per year.

Retail Commodity Marketing:
South Jersey Energy, our retail commodity marketing business, reflected a GAAP loss of $0.2 million for the quarter, as compared with income of $0.5 million in the third quarter 2012. For the nine-month period ending September 30, 2013, GAAP income was $0.2 million, as compared with $6.5 million for the same period in 2012. GAAP results are heavily affected by the impact of mark-to-market accounting rules on our commodity marketing activities. On an Economic Earnings basis, this business saw a loss of $0.2 million for the third quarter, as compared with income of $0.4 million in third quarter 2012. For the first nine months of 2013, Economic Earnings were $1.0 million, as compared with $1.3 million for the same period last year. We continue to see compressed margins as a result of aggressive competition in the retail space. With implementation of a new focused marketing plan stemming from a comprehensive analysis of this business, we expect to see growth in customer additions that will positively impact results for the remainder of the year and beyond.

WHOLESALE ENERGY:
In the third quarter, wholesale energy reported a loss from continuing operations on a GAAP basis of $5.2 million compared with a loss of $2.4 million in the same period last year. For the first nine months of 2013, income from continuing operations on a GAAP basis reflects a loss of $19.3 million compared with income of $1.9 million for the same period in 2012. This variance between 2013 and 2012 for the first nine months of each year is primarily due to the change in unrealized gains and losses on derivatives used by South Jersey Resources Group to mitigate commodity price risk. Economic Earnings for the third quarter 2013 reflected a loss of $4.9 million for this upstream business, as compared with a loss of $0.3 million in the third quarter of 2012. On an Economic Earnings basis for the first nine months of 2013, the wholesale energy business produced a loss of $5.7 million, as compared with income of $3.2 million during the first nine months of 2012.

While our wholesale commodity business continues to suffer the impacts of pipeline capacity constraints and a lack of volatility in gas prices that significantly eroded margins, we remain confident in the long-term potential for this business because of the actions we have taken in 2013.

We added capacity as of November 1, allowing us to better move gas to locations with higher values for that gas, and we continue targeting fuel supply and management contracts that provide a fixed service fee on long-term, large volume supply contracts. The recent announcement of our contract to serve the Moxie generating facility in Northeastern Pennsylvania, with a load of 120,000 dekatherms per day at full volume in 2016, presents a prime example of the contracts we continue to develop from our relationships in the Marcellus, and resembles our previously announced contract with the LS Power facility in West Deptford, NJ that begins taking test gas in 2014 and comes on-line in 2015. Laying this groundwork now provides us with the best opportunity to increase the profitability of this business in 2014 and beyond.

SJI BALANCE SHEET REMAINS STRONG

Our average equity-to-capitalization ratio as calculated for the four quarters ended September 30, 2013 improved to 45.4 percent as compared with 44.8 percent at the end of September 2012. During the first nine months of 2013, collections on under-recovered utility regulatory clauses, the net cash proceeds received from the sale of our Las Vegas energy project and the refinancing of certain energy projects was used to pay down short-term borrowings.

Our goal remains for SJI’s equity-to-capitalization ratio to average 50 percent annually. In support of that goal, SJI uses its Dividend Reinvestment Plan (DRiP) to issue equity. Between dividend reinvestment and optional cash purchases made through the plan, SJI raised equity capital of approximately $13.9 million during the first three quarters of 2013. We added another $12.5 million in October, and we expect to raise additional funds for the year through the DRiP in support of the balance sheet.

WEBCAST DETAILS

To participate in the conference call at 2:00 PM EST, Tuesday, November 12, 2013, pre-register now by going to the South Jersey Industries website, http://www.sjindustries.com, clicking on Investors and then on the pre-registration link. This will allow you to set-up an event reminder as well as generate a PIN to expedite your inclusion into the conference call when dialing in. On the day of the call, dial 1-888-679-8033 approximately 15 minutes ahead of the scheduled call time; enter the participant pass code 24860430 and the PIN you received during pre-registration. International callers may dial 1-617-213-4846; enter the participant pass code 24860430 and the PIN you received during pre-registration.

To listen to the live webcast simply visit the South Jersey Industries website at
http://www.sjindustries.com , click on Investors and then on the webcast icon. SJI encourages shareholders, media, and members of the financial community to listen to the webcast.

FORWARD LOOKING STATEMENT

This news release contains forward-looking statements. All statements other than statements of historical fact included in this press release should be considered forward-looking statements made in good faith and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Words such as “anticipate”, “believe”, “expect”, “estimate”, “forecast”, “goal”, “intend”, “objective”, “plan”, “project”, “seek”, “strategy” and similar expressions are intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the statements. These risks and uncertainties include, but are not limited to, the following: general economic conditions on an international, national, state and local level; weather conditions in our marketing areas; changes in commodity costs; changes in the availability of natural gas; “non-routine” or “extraordinary” disruptions in our distribution system; regulatory, legislative and court decisions; competition; the availability and cost of capital; costs and effects of legal proceedings and environmental liabilities; the failure of customers, suppliers or business partners to fulfill their contractual obligations; and changes in business strategies. SJI assumes no duty to update these statements should actual events differ from expectations.

ABOUT SOUTH JERSEY INDUSTRIES
South Jersey Industries (NYSE: SJI), a member of the MSCI Global Climate Index, offers solutions to climate change and helps customers control energy costs. South Jersey Gas, one of the nation’s fastest growing natural gas utilities, delivers clean, efficient natural gas and promotes energy efficiency to customers in southern New Jersey. SJI’s non-regulated businesses, under South Jersey Energy Solutions, promote efficiency, clean technology and renewable energy by developing and operating on-site energy production facilities; acquiring and marketing natural gas and electricity for retail customers; providing wholesale commodity marketing and risk management services; and offering HVAC and other energy-efficiency related services. For more information about SJI and its subsidiaries, visit http://www.sjindustries.com.

EXPLANATION AND RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

This press release includes the non-generally accepted accounting principles (“non-GAAP”) financial measures of Economic Earnings, Economic Earnings per share, Non-Utility Economic Earnings, Wholesale Energy Economic Earnings, Retail Energy Economic Earnings, South Jersey Energy Economic Earnings, and Marina Energy Economic Earnings when evaluating the results of operations for its nonutility operations.

These non-GAAP financial measures should not be considered as an alternative to GAAP measures, such as net income, operating income, earnings per share from continuing operations or any other GAAP measure of liquidity or financial performance. The accompanying schedule provides a reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with United States generally accepted accounting principles ("GAAP").

We define Economic Earnings as: Income from continuing operations, (1) less the change in unrealized gains and plus the change in unrealized losses, as applicable and in each case after tax, on all derivative transactions, and (2) less realized gains and plus realized losses, as applicable and in each case after tax, on all commodity derivative transactions attributed to expected purchases of gas in storage to match the recognition of these gains and losses with the recognition of the related cost of the gas in storage in the period of withdrawal, (3) less the impact of transactions or contractual arrangements where the true economic impact will be realized in a future period.

With respect to the third part of the definition of Economic Earnings, for the three and nine months ended September 30, 2013:

•
Economic Earnings excludes a less than $0.1 million gain and a $0.8 million loss (net of tax), respectively, from affiliated companies, not part of on-going operations. This adjustment is the result of the termination of the contract at LVE Energy Partners, LLC and is being excluded because substantially all of the assets of LVE have been sold and LVE is no longer considered part of the on-going operations of the company.

•
Economic Earnings includes additional depreciation expenses on a solar generating facility. During 2012 an impairment charge was recorded within Income from Continuing Operations on a solar generating facility which reduced its depreciable base and recurring depreciation expense. This impairment charge was excluded from Economic Earnings and therefore the related reduction in depreciation expense is being added back.

Economic Earnings is a significant performance metric used by our management to indicate the amount and timing of income from continuing operations that we expect to earn after taking into account the impact of derivative instruments on the related transactions and transactions or contractual arrangements where the true economic impact will be realized in a future period.
Specifically, we believe that this financial measure indicates to investors the profitability of the entire derivative related transaction and not just the portion that is subject to mark-to-market valuation under GAAP. Considering only the change in market value on the derivative side of the transaction can produce a false sense as to the ultimate profitability of the total transaction as no change in value is reflected for the non-derivative portion of the transaction.

The following table presents a reconciliation of our GAAP income from continuing operations and earnings per share from continuing operations, to Economic Earnings and Economic Earnings per Share:

	Three Months Ended September 30		Nine Months Ended September 30
	In thousands except per share data

	2013	2012	2013	2012

Income from Continuing Operations	$(1,221)	$2,164	$43,032	$67,207
(Minus)/Plus:
Unrealized Mark-to-Market Losses/ (Gains) on Derivatives	147	2,004	13,455	(4,460)
Realized (Gains)Losses on Inventory Injection Hedges	(18)	(110)	(13)	(34)
Net (Gain) Loss from Affiliated Companies, Not Part of On-going Operations (A)	(23)	—	782	—
Other (B)	(25)	—	(75)	—
Economic Earnings	$(1,140)	$4,058	$57,181	$62,713

Earnings Per Share from Continuing Operations	(0.04)	0.07	1.35	2.20
(Minus)/Plus:
Unrealized Mark-to-Market Losses/ (Gains) on Derivatives	—	0.06	0.42	(0.15)
Net (Gain) Loss from Affiliated Companies, Not Part of On-going Operations (A)	—	—	0.02	—
Economic Earnings	$(0.04)	$0.13	$1.79	$2.05

(A) Resulting from the termination of the contract at LVE Energy Partners, LLC to design, build, own and operate a district energy system and central energy center for a planned resort in Las Vegas, Nevada.

(B) Represents additional depreciation expense within Economic Earnings on a solar generating facility. During 2012 an impairment charge was recorded within Income from Continuing Operations on a solar generating facility which reduced its depreciable basis and recurring depreciation expense. This impairment charge was excluded from Economic Earnings and therefore the related reduction in depreciation expense is being added back.

The following table presents reconciliations of GAAP income from continuing operations to Economic Earnings for our non-utility businesses for the three and nine months ended September 30, 2013 (in thousands except per share data):

	Three Months Ended September 30		Nine Months Ended September 30
	In thousands except per share data

	2013	2012	2013	2012

Non-Utility (Loss)/Income from Continuing Operations	$(2,171)	$1,639	$2,749	$28,408
(Minus)/Plus:
Unrealized Mark-to-Market Losses/ (Gains) on Derivatives	147	2,004	13,455	(4,460)
Realized (Gains)Losses on Inventory Injection Hedges	(18)	(110)	(13)	(34)
Net (Gain) Loss from Affiliated Companies, Not Part of On-going Operations (A)	(23)	—	782	—
Other (B)	(25)	—	(75)	—
Non-Utility Economic Earnings	$(2,090)	$3,533	$16,898	$23,914

Wholesale Energy (Loss)/Income from Continuing Operations	$(5,249)	$(2,432)	$(19,281)	$1,876
(Minus)/Plus:
Unrealized Mark-to-Market Losses/ (Gains) on Derivatives	340	2,233	13,571	1,319
Realized (Gains)/Losses on Inventory Injection Hedges	(18)	(110)	(13)	(34)
Wholesale Energy Economic Earnings	$(4,927)	$(309)	$(5,723)	$3,161

Retail Energy Income from Continuing Operations	$3,078	$4,071	$22,030	$26,532
(Minus)/Plus:
Unrealized Mark-to-Market Losses/ (Gains) on Derivatives	(193)	(229)	(116)	(5,779)
Net (Gain) Loss from Affiliated Companies, Not Part of On-going Operations (A)	(23)	—	782	—
Other (B)	(25)	—	(75)	—
Retail Energy Economic Earnings	$2,837	$3,842	$22,621	$20,753

Marina Energy Income from Continuing Operations	$2,895	$3,617	$20,626	$19,994
(Minus)/Plus:
Unrealized Mark-to-Market Losses/(Gains) on Derivatives	(171)	(134)	(924)	(517)
Net (Gain)/Loss from Affiliated Companies, Not Part of On-going Operations (A)	(23)	—	782	—
Other (B)	(25)	—	(75)	—
Marina Energy Economic Earnings	$2,676	$3,483	$20,409	$19,477

South Jersey Energy Income from Continuing Operations	$(191)	$455	$201	$6,539
(Minus)/Plus:
Unrealized Mark-to-Market Losses/ (Gains) on Derivatives	(22)	(95)	808	(5,262)
South Jersey Energy Economic Earnings	$(213)	$360	$1,009	$1,277

(A) Resulting from the termination of the contract at LVE Energy Partners, LLC to design, build, own and operate a district energy system and central energy center for a planned resort in Las Vegas, Nevada.

(B) Represents additional depreciation expense within Economic Earnings on a solar generating facility. During 2012 an impairment charge was recorded within Income from Continuing Operations on a solar generating facility which reduced its depreciable basis and recurring depreciation expense. This impairment charge was excluded from Economic Earnings and therefore the related reduction in depreciation expense is being added back.

# # #

SOUTH JERSEY INDUSTRIES, INC. AND SUBSIDIARIES
COMPARATIVE EARNINGS STATEMENTS
(In Thousands Except for Per Share Data)
UNAUDITED
	Three Months Ended September 30,
	2013	2012
Operating Revenues:
Utility	$59,302	$53,999
Nonutility	69,506	57,978
Total Operating Revenues	128,808	111,977

Operating Expenses:
Cost of Sales - (Excluding depreciation)
- Utility	24,345	20,801
- Nonutility	64,815	49,748
Operations	27,216	25,817
Maintenance	3,354	3,570
Depreciation	12,826	10,602
Energy and Other Taxes	1,458	1,494
Total Operating Expenses	134,014	112,032

Operating (Loss)	(5,206)	(55)

Other Income and Expense	2,200	4,359
Interest Charges	(4,393)	(5,981)
(Loss) Before Income Taxes	(7,399)	(1,677)

Income Tax Benefit	5,533	2,576
Equity in Earnings of Affiliated Companies	645	1,265

(Loss)/ Income from Continuing Operations	(1,221)	2,164

Loss from Discontinued Operations - (Net of tax benefit)	(200)	(151)

Net Income	$(1,421)	$2,013

Basic Earnings per Common Share:
Continuing Operations	$(0.04)	$0.07
Discontinued Operations	—	—
Basic Earnings per Common Share	$(0.04)	$0.07

Average Shares of Common Stock Outstanding - Basic	31,984	30,861

Diluted Earnings per Common Share:
Continuing Operations	$(0.04)	$0.07
Discontinued Operations	—	—
Diluted Earnings per Common Share	$(0.04)	$0.07
Average Shares of Common Stock Outstanding - Diluted	31,984	30,945

	Nine Months Ended
	September 30,
	2013	2012
Operating Revenues:
Utility	$298,993	$292,257
Nonutility	208,037	216,465
Total Operating Revenues	507,030	508,722

Operating Expenses:
Cost of Sales - (Excluding depreciation)
- Utility	127,111	127,352
- Nonutility	202,176	169,584
Operations	87,862	80,015
Maintenance	10,141	10,133
Depreciation	36,605	30,691
Energy and Other Taxes	6,955	7,237
Total Operating Expenses	470,850	425,012

Operating Income	36,180	83,710

Other Income and Expense	8,734	9,890
Interest Charges	(12,521)	(16,669)
Income Before Income Taxes	32,393	76,931

Income Tax Benefit (Expense)	9,393	(12,236)
Equity in Earnings of Affiliated Companies	1,246	2,512

Income from Continuing Operations	43,032	67,207

Loss from Discontinued Operations - (Net of tax benefit)	(699)	(785)

Net Income	$42,333	$66,422

Basic Earnings per Common Share:
Continuing Operations	$1.35	$2.20
Discontinued Operations	(0.02)	(0.02)
Basic Earnings per Common Share	$1.33	$2.18

Average Shares of Common Stock Outstanding - Basic	31,898	30,502

Diluted Earnings per Common Share:
Continuing Operations	$1.35	$2.20
Discontinued Operations	(0.02)	(0.03)
Diluted Earnings per Common Share	$1.33	$2.17

Average Shares of Common Stock Outstanding - Diluted	31,959	30,591